Exhibit 10.1
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into as of March 1, 2011 between MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”) and JOHN C. ORR (the “Executive”).
RECITALS:
A.	The Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of June 20, 2008, as amended (the “Employment Agreement”), which agreement will expire on May 31, 2011.

B.	The Company desires to establish certain minimum severance benefits for key management personnel, including the applicable benefits in the event of the Executive’s termination of employment following a Change in Control.

C.	After expiration of the Employment Agreement, the Executive’s employment by the Company is employment-at-will and this Agreement is not intended to create, and will not be construed as creating, an express or implied contract of employment.
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
          (a) “Annual Bonus” means the bonus paid to executives or other employees of the Company pursuant to a formal or informal bonus plan or individual bonus arrangement.
          (b) “Base Salary” means the Executive’s annual base salary rate as in effect from time to time.
          (c) “Board” means the Board of Directors of the Company.
          (d) “Cause” means:
          (i) commission by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;
          (ii) commission by the Executive of a material breach or material default of any of the Executive’s agreements or obligations under any provision of this Agreement, which is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive; or
          (iii) commission by the Executive, when carrying out the Executive’s Duties under this Agreement, of acts or the omission of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

          (e) “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:
          (i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this clause (i) by reason of the acquisition of securities by the Company or an employee benefit plan (or any trust funding such a plan) maintained by the Company;
          (ii) during any period of one (1) year there shall cease to be a majority of the Board comprised of “Continuing Directors” as hereinafter defined; or
          (iii) there occurs (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or (C) the sale or disposition by the Company of more than fifty percent (50%) of the Company’s assets. For purposes of this Subsection 1(e)(iii), a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its subsidiaries or the sale of stock of one or more of the Company’s subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its subsidiaries is sold.
          (iv) For purposes of this Agreement, a “Change in Control” will be deemed to occur:
     (A) on the day on which a twenty percent (20%) or greater ownership interest described in Subsection 1(e)(i) is acquired, provided that a subsequent increase in such ownership interest after it first equals or exceeds twenty percent (20%) shall not be deemed a separate Change in Control;

     (B) on the day on which “Continuing Directors”, as hereinafter defined, cease to be a majority of the Board as described in Subsection 1(e)(ii);
     (C) on the day of a merger, consolidation or sale of assets as described in Subsection 1(e)(iii); or
     (D) on the day of the approval of a plan of complete liquidation as described in Subsection 1(e)(iii).
          (v) For purposes of this Subsection 1(e), the words “Continuing Directors” mean individuals who at the beginning of any period (not including any period prior to the date of this Agreement) of one (1) year constitute the Board and any new Director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Compensation Committee” means the Compensation Committee of the Board or its successor.
          (h) “Director” means a member of the Board.
          (i) “Disability” means a physical or mental incapacity that prevents the Executive from performing his duties for a period of one hundred eighty (180) consecutive days in any period of two (2) consecutive fiscal years of the Company.
          (j) “Duties” means the duties and responsibility customarily required of the highest ranking executive officer of a major corporation or such additional duties as may be assigned from time to time to the Executive by the Board which are consistent with the position of President and Chief Executive Officer.
          (k) “Effective Date” means June 1, 2011.
          (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (m) “Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Executive:
          (i) a material diminution in the Executive’s annual Base Salary or a material diminution in the Executive’s overall compensation package in the aggregate (but disregarding as a part of the overall compensation package the Executive’s benefit under the Company’s Supplemental Executive Retirement Plan), in either case below the level in effect on the Effective Date; provided, however, that for purposes of this Section 1(m)(i) a material diminution will not be deemed to have occurred if the diminution results either from changes to the Executive’s participation level under the Long Term Incentive Plan or from the failure to achieve applicable performance targets under a performance based plan or program;

          (ii) a reduction or series of reductions in the aggregate value of the life insurance, accidental death, long term disability, short term disability, medical, dental and vision benefits and expense reimbursement policy available to the Executive as of the Effective Date which, in the aggregate is material;
          (iii) a material diminution in the Executive’s Duties;
          (iv) a requirement that the Executive report to anyone other than the Board;
          (v) a material change in the geographic location at which the Executive must perform his Duties;
          (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreements under which the Executive provides services to the Company (specifically including a failure of the purchaser in a Change in Control transaction, to assume this Agreement in accordance with Section 12 hereof).
In order for a condition to constitute a Good Reason, the Executive must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Executive actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition. Furthermore, to constitute a Good Reason, the Executive must voluntarily terminate employment with the Company within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Executive actually becoming aware of such condition, if later), but in no event later than February 13 of the year following the date of the initial existence of the condition or, if later, the date the Executive becomes aware of the condition. The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a “Change in Control”, as defined herein, provided the Executive continues to serve as the Chief Executive Officer of such subsidiary or division and such subsidiary or division is comparable in size to the organization consisting of the Company and its subsidiaries prior to the Change in Control.
          (n) “Term” means the period commencing on the Effective Date and ending on the earlier of: (i) the Termination Date; or (ii) the Executive’s death or Disability.
          (o) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination).
     2. SEVERANCE COMPENSATION.
          (a) If the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason, including following a Change in Control, then the following severance provisions shall apply:

          (i) provide the following benefits:
     (A) for the applicable period under Code Section 4980B (the “COBRA Period”) following the Termination Date, coverage under the Company’s group medical and dental plans (the “Health Care Plans”) all at the levels being provided to the Executive immediately prior to the Termination Date, or if any of such benefits have decreased during the one year period ending on the Termination Date, at the highest level in effect during such one year period; and
     (B) for the one year period commencing on the Termination Date, pay for executive outplacement services for the Executive from a nationally recognized executive outplacement firm at the level provided for the most senior executives.
          (ii) any time prior to June 1, 2014:
     (A) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to three (3) times his annual Base Salary in effect on the Termination Date (or if such annual Base Salary has decreased during the one year period ending on the Termination Date, at the highest rate in effect during such period);
     (B) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to three (3) times his Annual Bonus at the highest rate in effect during the prior three (3) year period plus the pro rata portion of the Target Bonus for the period commencing on the first day of the fiscal year in which the employment of the Executive is terminated and ending on the Termination Date;
     (C) for a period of three (3) years, beginning with the month following the Termination Date, provide an automobile allowance not to exceed one hundred ten percent (110%) of the automobile allowance paid to the Executive in the calendar year preceding the year of his termination of employment for the purpose of paying expenses related to the cost of acquisition, maintenance, fuel and liability insurance associated with the Executive’s automobile (the “Automobile Allowance”);
     (D) for a period of three (3) years, beginning with the month following the Termination Date, provide long term disability coverage, including long term disability protection under policies that are the same or substantially similar to those in effect as of the date hereof (the “Disability Coverage”);
     (E) for a period of three (3) years, beginning with the month following the Termination Date, provide life insurance protection under policies that are the same or substantially similar to those in effect as of the date hereof (the “Life Insurance Coverage”); and

     (F) For a period of eighteen (18) months commencing from the last day of the COBRA Period, provide coverage under the Health Care Plans (the “Health Care Coverage”).
          (iii) any time during the period from June 1, 2014 until June 1, 2015:
     (A) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to two (2) times his annual Base Salary in effect on the Termination Date (or if such annual Base Salary has decreased during the one year period ending on the Termination Date, at the highest rate in effect during such period);
     (B) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to two (2) times his Annual Bonus at the highest rate in effect during the prior two (2) year period plus the pro rata portion of the Target Bonus for the period commencing on the first day of the fiscal year in which the employment of the Executive is terminated and ending on the Termination Date;
     (C) for a period of two (2) years, beginning with the month following the Termination Date, provide the Automobile Allowance;
     (D) for a period of two (2) years, beginning with the month following the Termination Date, provide the Disability Coverage;
     (E) for a period of two (2) years, beginning with the month following the Termination Date, provide the Life Insurance Coverage;
     (F) For a period of six (6) months commencing from the last day of the COBRA Period, provide the Health Care Coverage.
          (iv) any time during the period from June 1, 2015 until June 1, 2016:
     (A) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to one (1) times his annual Base Salary in effect on the Termination Date;
     (B) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to one (1) times his Annual Bonus earned during the prior one (1) year period plus the pro rata portion of the Target Bonus for the period commencing on the first day of the fiscal year in which the employment of the Executive is terminated and ending on the Termination Date;
     (C) for a period of one (1) year, beginning with the month following the Termination Date, provide the Automobile Allowance;

     (D) for a period of one (1) year, beginning with the month following the Termination Date, provide the Disability Coverage; and
     (E) for a period of one (1) year, beginning with the month following the Termination Date, provide the Life Insurance Coverage;
          (v) With respect to Subsections 2(a)(ii)(C), 2(a)(iii)(C), or 2(a)(iv)(C), the Automobile Allowance provided to the Executive during any calendar year during the Term will not affect the Automobile Allowance payable to him in any other calendar year. The Executive’s right to receive the Automobile Allowance is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. With respect to Subsections 2(a)(ii)(D), 2(a)(iii)(D), or 2(a)(iv)(D), the Disability Coverage provided to the Executive during any calendar year during the Term will not affect the Disability Coverage provided to him in any other calendar year. The Executive’s right to receive the Disability Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. With respect to Subsections 2(a)(ii)(E), 2(a)(iii)(E), or 2(a)(iv)(E), the Life Insurance Coverage provided to the Executive during any calendar year during the Term will not affect the Life Insurance Coverage provided to him in any other calendar year. The Executive’s right to receive the Life Insurance Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise. With respect to Subsections 2(a)(ii)(F) and 2(a)(iii)(F), the Health Care Coverage provided to the Executive during any calendar year during the Term will not affect the Health Care Coverage provided to him in any other calendar year. The Executive’s right to receive the Health Care Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise.
          (b) If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability during the Term, the Executive or his surviving spouse shall be entitled to receive (i) the Base Salary and Annual Bonus accrued and unpaid to the date of death or Disability, (ii) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan, and (iii) if the Executive and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B (“COBRA”), the Company shall pay the entire cost of the premiums for such continued medical coverage (the “Medical Coverage”) for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) (x) thirty-six (36) months if at any time prior to June 1, 2014, or (y) twenty-four (24) months if such death or disability occurs at any time during the period from June 1, 2014 until June 1, 2015, provided, however, that such Medical Coverage provided to the Executive in any calendar year during such period will not affect the Medical Coverage provided to him in any other calendar year and the Executive’s right to receive the Medical Coverage is not subject to liquidation or exchange for any other benefit, whether under this Agreement or otherwise.
          (c) If the Executive’s employment hereunder is terminated:
          (i) by reason of the Executive’s death or Disability; or
          (ii) by the Company other than for Cause or by the Executive for Good Reason;

The Executive will become fully vested in all outstanding stock options, restricted stock, restricted stock units or similar awards and any such award shall be then and thereafter fully exercisable until the termination of such options pursuant to their terms.
          (d) If the Executive’s employment hereunder is terminated by the Company for Cause or terminated by the Executive other than for Good Reason, then no further compensation or benefits will be provided to the Executive by the Company under this Agreement following the Termination Date other than payment of compensation earned prior to the Termination Date but not yet paid.
          (e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Sections 6 or 7 hereof, and such breach is not substantially cured in all material respects within thirty (30) days after the Board gives written notice thereof to the Executive, no further severance payments or other benefits will be payable to the Executive under this Section 2.
     3. TERMINATION FOLLOWING A CHANGE IN CONTROL. At any time within the one hundred eighty (180) days following a Change in Control, but in no event later than February 13 of the year following the date of the Change in Control, if the Executive is terminated by the Company without Cause, the Executive’s employment is terminated by him for Good Reason, or this Agreement is not assumed by an assignee or transferee that is the successor to all or substantially all of the assets of the Company pursuant to Section 12 hereof then in addition to the payments and benefits outlined in Section 2 hereof the Executive will also be entitled to the following benefits:
          (a) The Executive will become fully vested in all outstanding stock options, restricted stock, restricted stock units or similar awards, but only to the extent not previously forfeited or terminated.
          (b) The Executive will have available the expenses of enforcement provided in Section 4 hereof. For the avoidance of doubt, this specific reference to the availability of expenses of enforcement in the event of a Change in Control shall not be interpreted to limit the availability of expenses of enforcement in other circumstances.
     4. EXPENSES OF ENFORCEMENT. The Executive shall not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action. Therefore, the Company shall pay, or cause to be paid, on a current basis, reasonable attorney fees and expenses incurred by the Executive to enforce the provisions of this Agreement. The Executive shall be required to repay any such amounts to the Company to the extent that a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the claims of the Executive were frivolous.
     5. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.
     6. CONFIDENTIAL INFORMATION. The Executive agrees that the Executive will not, during the Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of that certain Non Competition and Non Disclosure Agreement between the Company and the Executive dated July 18, 2000 (the “Non Competition and Non Disclosure Agreement”).
     7. NON-COMPETITION. Pursuant to the Non Competition and Non Disclosure Agreement, the Executive hereby acknowledges and reaffirms that, during the Term, and for three (3) years thereafter, the Executive shall not compete with the Company as more fully set forth in the Non Competition and Non Disclosure Agreement.
     8. ARBITRATION. The following arbitration rules shall apply to this Agreement:
          (a) In the event that the Executive’s employment shall be terminated by the Company during the Term or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in activities prohibited by Section 6 or 7 hereof or for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration in the metropolitan area of Akron, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of his employment.
          (b) Without limiting the generality of Subsection 8(a), this Subsection 8(b) shall apply to termination asserted to be for “Cause” or for “Good Reason”. In the event that (i) the Company terminates the Executive’s employment for Cause, or (ii) the Executive resigns his employment for Good Reason, the Company and the Executive each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other party hereto) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation. The parties hereto shall have thirty (30) days from the date of such written request to select such third party arbitrator. Upon the expiration of such thirty (30) day period, the parties hereto shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator. The third party arbitrator shall furnish a written summary of his findings to the parties hereto not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.
During the period of resolution of a dispute under this Subsection 8(b), the Executive shall receive no compensation by the Company (other than payment by the Company of premiums due before or during such period on any insurance coverage applicable to the Executive hereunder) and the Executive shall have no duties for the Company. If the arbitrator determines that the Company did not have Cause to terminate the Executive’s employment or that the Executive had Good Reason to resign his employment, as the case may be, the Company shall promptly pay the Executive in a lump sum any compensation to which the Executive would have been entitled, for the period commencing with the date of the Executive’s termination or resignation and ending on the date of such determination, had his employment not been terminated or had he not resigned.

     9. EMPLOYMENT AT WILL. The parties hereto acknowledge and confirm that the Executive’s employment by the Company is employment-at-will, and is subject to termination by the Executive or by the Company at any time with Cause or without Cause. With this Agreement, the parties hereto do not intend to create, and have not created, a contract of employment, express or implied, between the Executive and the Company. The Executive acknowledges that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Board.
     10. EMPLOYMENT ACTIONS. This Agreement is not intended to create, and will not be construed as creating, an express or implied contract of employment. Nothing contained herein will prevent the Company at any time from terminating the Executive’s right and obligation to perform services to the Company or prevent the Company from removing the Executive from any position which the Executive holds with the Company, provided, however, that no such action shall affect the obligation of the Company to make payments and provide benefits if and to the extent required under this Agreement. The payments and benefits provided in this Agreement will be full and complete liquidated damages for any such employment action taken by the Company.
     11. NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States Express mail, postage prepaid, addressed as follows:
(a)	If the notice is to the Company:

Myers Industries, Inc. 1293 South Main Street Akron, OH 44301 Attn: Chairman of the Compensation Committee

With a Copy to:

Benesch, Friedlander, Coplan & Aronoff, LLP 200 Public Square, Suite #2300 Cleveland, OH 44114-2378 Attn: Megan L. Mehalko, Esq.
(b)	If the notice is to the Executive:

Mr. John C. Orr 1630 Shade Road Akron, OH 44333

With a Copy to:

Ulmer & Berne LLP 1660 West 2nd Street, Suite 1100 Cleveland, OH 44113 Attn: Ronald C. Stansbury, Esq.

or to such other address as either party hereto may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.
     12. ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 12.
     The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Executive’s death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Executive shall be payable to the Executive’s spouse, or if such spouse shall not survive the Executive, to the Executive’s estate. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.
     13. INVALID PROVISIONS. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the parties hereto will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.
     14. ALTERNATIVE SATISFACTION OF COMPANY’S OBLIGATIONS. In the event this Agreement provides for payments or benefits to or on behalf of the Executive which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Executive would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Executive or other participants therein, the Company may provide the Executive with an “Alternative Benefit”, as defined in this Section 14, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Executive and the Executive’s dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type. Furthermore, if such adverse consequence would affect the Executive or the Executive’s dependents, the Executive shall have the right to require that the Company provide such an Alternative Benefit. Notwithstanding the foregoing, if provision of an alternative benefit would constitute a violation of Internal Revenue Code Section 409A, the Parties will be left to their legal remedies.
     15. ENTIRE AGREEMENT, MODIFICATION. Subject to the provisions of Section 16 hereof, this Agreement contains the entire agreement between the parties hereto with respect to the employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties hereto, whether oral or written. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties hereto.
     16. NON-EXCLUSIVITY OF RIGHTS. Notwithstanding the foregoing provisions of Section 15, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Executive has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries. Amounts which the Executive or the Executive’s dependents or beneficiaries, as the case may be, are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement unless specifically provided.
     17. WAIVER OF BREACH. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party hereto of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party hereto thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.
     18. GOVERNING LAW. This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of Ohio. The parties hereto agree that this Agreement is not an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
     19. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
     20. SUBSIDIARIES AND AFFILIATES. Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Executive, the Company may provide the compensation and benefits to which the Executive is entitled hereunder through one or more subsidiaries or affiliates.

     21. NO MITIGATION OR OFFSET. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment. Amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment he may obtain.
     22. COMPLIANCE WITH SECTION 409A OF THE CODE. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Section 409A:
          (a) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, for purposes of any such provision of this Agreement, references herein to “termination”, “termination of employment” or similar terms will mean “separation from service”.
          (b) The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
          (c) To the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and the Executive may, within any applicable time period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Code Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.
          (d) Notwithstanding any provision to the contrary in this Agreement, if (i) the Company, in its good faith discretion, determines that any payments or benefits described in this Agreement would constitute non-exempt deferred compensation for purposes of Section 409A of the Code, and (ii) the Executive is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) at the time of his termination of employment, then such payments or benefits shall not be made or paid to the Executive prior to the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” or (B) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments deferred pursuant to this Subsection 22(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
          (e) For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.
          (f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period will be determined solely by the Company.
          (g) Notwithstanding any other provision herein to the contrary, in no event will any payment that constitutes non-exempt deferred compensation subject to Code Section 409A, as determined in good faith by the Company, be subject to offset, counterclaim, or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.
          (h) To the extent that reimbursements or other in-kind benefits under this Agreement constitute non-exempt deferred compensation for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MYERS INDUSTRIES, INC. (the “Company”)
By:	/s/ Jon H. Outcalt
Its:	Chairman of the Compensation Committee

/s/ John C. Orr
JOHN C. ORR
(the “Executive”)

[Signature page to Severance Agreement]